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                                    ASSET PURCHASE AGREEMENT

                                          among

                                        DXP ENTERPRISES, INC.,

                                    INDIAN FIRE AND SAFETY, INC.,

                                           LONE WOLF RENTAL, LLC

                                                and

                                  THE OTHER PARTIES NAMED HEREIN

                                        Dated as of October 18, 2007

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of October 18, 2007, by and among DXP Enterprises, Inc., a <?xml:namespace prefix = st1 ns = "urn:schemas-microsoft-com:office:smarttags" />Texas corporation (“Purchaser”), Indian Fire & Safety, Inc., a New Mexico corporation (“IFS”), Lone Wolf Rental, LLC, a New Mexico limited liability company (“LWR”), James Spurgeon, an individual residing at 192 FM 2828 Medina, Texas 78055 (“Executive”), Danae Spurgeon, an individual residing at 192 FM 2828 Medina, Texas 78055, Chris Spurgeon, an individual residing in Denver City, Texas, and The Bonnie Lee Spurgeon Irrevocable Trust, a trust organized under the laws of the State of New Mexico.  Each of IFS, LWR and Executive are sometimes alternatively referred to individually herein as a “Seller” and collectively as “Sellers”.  Each of Executive, Danae Spurgeon, Chris Spurgeon and The Bonnie Lee Spurgeon Irrevocable Trust are sometimes alternatively referred to individually herein as an “Owner” and collectively as “Owners”.

W I T N E S S E T H:

WHEREAS, Sellers presently conduct the Business;

WHEREAS, Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Sellers, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein;

WHEREAS, Owners, directly or indirectly, own all of the outstanding shares of capital stock of IFS and membership interests of LWR and, as a result thereof, it is in the best interest of each Owner to execute this Agreement inasmuch as each Owner will derive substantial direct and indirect benefits from the sale, transfer and assignment contemplated by this Agreement; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

Article I

DEFINITIONS

1.1              Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and

“under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Principles” means the accounting principles set forth on Schedule 3.3 for determination of Net Working Capital of the Business.

“Business” means the businesses and operations of IFS and LWR, including the provision of safety services and related products and rental of equipment to the oil and gas drilling industry and the ancillary businesses and operations relating thereto.

“Business Day” means any day of the year on which national banking institutions in Houston, Texas are open to the public for conducting business and are not required or authorized to close.

“Cash” means cash and cash equivalents of the Business on hand and in deposit accounts as of the opening of business on the Closing Date, plus checks presented for payment prior to such time but not yet credited to deposit accounts minus checks drawn against deposit accounts prior to such time not yet presented for payment.

“Closing Real Property Leases” means the leases, in the form of Exhibits E-1 and E-2, to be executed and delivered, and fully effective, as of the Closing Date, with Purchaser as tenant and Little Wolf, LLC as lessor thereunder, for all of the interests in real property currently used, occupied or held for use in connection with the Sellers’ operation of the Business.

“Closing Working Capital” means the Net Working Capital of the Business determined as of the open of business on the Closing Date.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding or undertaking, commitment or obligation.

“Current Assets” means the accounts receivable, inventory and prepaid expenses of the Business (as set forth in the “Working Capital Asset Accounts” on Schedule 3.3), excluding Cash and any deferred tax assets (if any).

“Current Liabilities” means the accounts payable and other current liabilities of the Business (as set forth in the “Work Capital Liability Accounts” on Schedule 3.3), excluding any liabilities paid on the Closing Date pursuant to this Agreement.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, lists of past, present and/or prospective customers, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business and the Purchased Assets, in each case whether or not in electronic form.

“EBITDA” means for any twelve (12) month period ending December 31, the sum of:  (a) the net income (or loss), on a cash basis, of the Business excluding extraordinary items, (b) provisions for taxes based on income of the Business, (c) total interest expense of the Business with respect to indebtedness held by or for the benefit of the Business, (d) to the extent that net income of the Business has been reduced thereby, depreciation expense, and (e) to the extent that net income for the Business has been reduced thereby, amortization expense, all as determined in accordance with GAAP; provided, however, that such sum will be reduced by a reasonable fair market lease charge as determined in good faith by Purchaser for such applicable period for any capital equipment acquired by the Business after the Closing so long as such capital equipment was acquired by the Executive on behalf of the Business or otherwise without the objection of the Executive.

“Employee” means all individuals (including common law employees, independent contractors and individual consultants), as of the date hereof, who are employed or engaged by IFS and/or LWR in connection with the Business, together with individuals who are hired in respect of the Business after the date hereof.

“Environmental Costs and Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Body or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

“Environmental Law” means any Law in any way relating to the protection of human health and safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 etseq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 etseq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 etseq.), the Clean Water Act (33 U.S.C. § 1251 etseq.), the Clean Air Act (42 U.S.C. § 7401 etseq.), the Toxic Substances Control Act (15 U.S.C. § 2601 etseq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 etseq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Business.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, amended.

“Excluded Contract” means the Contract described with respect to subsection (i) of Schedule 5.12(a).

“Former Employee” means all individuals (including common law employees, independent contractors and individual consultants) who were employed or engaged by IFS and/or LWR in connection with the Business but who are no longer so employed or engaged on the date hereof.

“Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned or used in the conduct of the Business, including all artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hardware” means any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business) (other than the current liability portion of any indebtedness for borrowed money); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid  dividends and prepayment or redemption premiums and penalties (if any), unpaid fees or expense and other monetary obligations in respect of any and all redeemable preferred stock of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Independent Valuation Firm” means an independent valuation firm mutually agreeable to Purchaser and the Executive.

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under Law, including:  (i) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all Internet domain names; (iv) all copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); (iv) trade secrets (“Trade Secrets”); (v) all other intellectual property rights arising from or relating to Technology, and (vi) all Contracts granting any right relating to or under the foregoing.

“Intellectual Property Licenses” means (i) any grant by any of the Sellers to another Person of any right relating to or under the Purchased Intellectual Property and (ii) any grant by another Person to any of the Sellers of any right relating to or under any third Person’s Intellectual Property used or held for use in connection with the conduct or operation of the Business.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of Sellers” means the actual knowledge, after due inquiry, of each of the Executive and the officers and directors of IFS and the manager of LWR.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediations, investigations, inquiries, proceedings or claims (including counterclaims) by or before a Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Material Adverse Effect” means a material adverse effect on (i) the historical or near-term or long-term projected business, assets, properties, results of operations, condition (financial or otherwise) or prospects of IFS and LWR or of the Business; (ii) the value of the Purchased Assets or a material increase in the amount of Assumed Liabilities; or (iii) a material adverse effect on the ability of any of the Sellers or Owners to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or the Seller Documents.

“Net Working Capital” means the Current Assets of the Business reduced by the Current Liabilities of the Business, in each case as determined in accordance with the Agreed Principles.  Attached hereto as part of Schedule 3.3 is a schedule showing Net Working Capital as of May 31, 2007 after giving effect to adjustments (if any) required in the Agreed Principles.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business, as conducted by Sellers, through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements; (ii) mechanics’, carriers’, workers’ and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the Purchased Assets so encumbered and that are not resulting from a breach, default or violation of any Contract or Law; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body, providedthat such regulations have not been violated; and (iv) title of a lessor under a capital or operating lease.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Purchased Contracts” means all of the Contracts attributable or otherwise related to the Business, other than the Excluded Contract.

“Purchased Intellectual Property” means all Intellectual Property owned by any of the Sellers related to or used in connection with the Business.

“Purchased Technology” means all Technology owned by any of the Sellers related to or used in connection with the Business.

 “Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

“Securities Act” means the Securities Act of 1933, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Target Working Capital” means Net Working Capital of an amount of $881,783.83.

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any of Sellers or any of their respective Affiliates.

“Technology” means, collectively, all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.

1.2              Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Acquisition Transaction	7.5
Agreement	Introductory Paragraph
Asset Acquisition Statement	2.7
Assumed Liabilities	2.3
Balance Sheet	5.4(a)
Balance Sheet Date	5.4(a)
Basket	10.4(a)
Cap	10.4(b)
Cash Payment	3.1(a)
Closing	4.1
Closing Date	4.1
Closing Statement	3.3(b)(i)
Confidential Information	7.6(c)
Copyrights	1.1 (in Intellectual Property definition)
Earnout Rights	3.1(c)
Employee Benefit Plans	5.13(a)
ERISA Affiliate	5.13(a)
ERISA Affiliate Plans	5.13(a)
Estimated Closing Balance Sheet	3.3(a)(i)
Estimated Closing Working Capital	3.3(a)(i)
Excluded Assets	2.2
Excluded Liabilities	2.4
Executive	Introductory Paragraph
Final Working Capital	3.3(b)(v)
Financial Statements	5.4(a)
IFS	Introductory Paragraph
Loss and Losses	10.2(a)
LWR	Introductory Paragraph
Marks	1.1 (in Intellectual Property definition)
Multiemployer Plans	5.13(a)
Multiple Employer Plans	5.13(a)
Nonassignable Assets	2.5(c)
Owner and Owners	Introductory Paragraph
Owner Documents	5.2(b)
Patents	1.1 (in Intellectual Property definition)
Personal Property Leases	5.10(b)
Purchase Note	3.1(b)
Purchase Price	3.1(b)
Purchased Assets	2.1
Purchaser	Introductory Paragraph
Purchaser Documents	6.2
Purchaser Indemnified Parties	10.2(a)
Related Persons	5.21
Representatives	7.5
Restricted Business	7.6(a)
Revised Statements	2.7
Seller and Sellers	Introductory Paragraph
Seller Documents	5.2(a)
Seller Indemnified Parties	10.2(b)
Seller Marks	7.9
Seller Permits	5.16(b)
Seller Property and Seller Properties	5.9(a)
Survival Period	10.1
Tax Clearance Certificates	11.4
Termination Date	4.2(a)
Third Party Claim	10.3(b)
Total Consideration	3.1(d)
Trade Secrets	1.1 (in Intellectual Property definition)
Transfer Taxes	11.1
Transferred Employees	8.1

1.3              Other Definitional and Interpretive Matters.

(a)                Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means (unless the context of its usage requires otherwise) “including, but not limited to,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)               The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Article II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1              Purchase and Sale of Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall purchase, acquire and accept from Sellers, and Sellers shall sell, transfer, assign, convey and deliver to Purchaser all of Sellers’ right, title and interest in, to and under the Purchased Assets, free and clear of all Liens except for Permitted Exceptions.  “Purchased Assets” shall mean all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of any (or any combination) of the Sellers related to the Business, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of any of the Sellers (other than the Excluded Assets), including each of the following assets:

(a)                all accounts receivable (including those set forth in Schedule 2.1(a)) of Sellers relating to or in respect of the Business;

(b)               all inventory (including those items set forth in Schedule 2.1(b)) used or held for use in the Business;

(c)                all tangible personal property (including those items set forth in Schedule 2.1(c)) used or useful in the Business, including Furniture and Equipment, other than such tangible personal property which is an Excluded Asset;

(d)               all deposits (including customer deposits and security for rent, electricity, telephone or otherwise) and prepaid charges and expenses, including any prepaid rent, of Sellers relating to or in respect of the Business;

(e)                the Purchased Intellectual Property and the Purchased Technology;

(f)                 all rights of Sellers under the Purchased Contracts, including all claims or causes of action with respect to the Purchased Contracts;

(g)                all Documents that are related to the Business, including Documents relating to products, services, marketing, advertising, promotional materials, Purchased Intellectual Property, personnel files for Transferred Employees and all files, customer files and documents (including credit information), supplier lists, records, literature and correspondence, but excluding personnel files for Employees of Sellers who are not Transferred Employees;

(h)                  all Permits, including Environmental Permits, used by any of the Sellers in the Business (which includes all Permits necessary to conduct the Business as currently conducted) and all rights, and incidents of interest therein;

(i)                 all supplies owned by any of the Sellers and used or held for use in connection with the Business;

(j)               all rights of Sellers under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with Former Employees, Employees and agents of any of the Sellers or with third Persons to the extent relating to the Business or the Purchased Assets (or any portion thereof);

(l)                  all rights of Sellers under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold or services provided to Sellers and affecting any Purchased Assets;

(l)              all third-party property and casualty insurance proceeds, and all rights to third-party property and casualty insurance proceeds, in each case to the extent received or receivable in respect of the Business; and

(m)                all goodwill and other intangible assets associated with the Business, including the goodwill associated with the Purchased Intellectual Property and the personal goodwill associated with the Executive.

2.2              Excluded Assets.  Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Sellers shall retain all right, title and interest to, in and under the Excluded Assets.  “Excluded Assets” shall mean each of the following assets:

(a)                Cash;

(b)               the Excluded Contract;

(c)                all minute books, organizational documents, stock registers and such other books and records of IFS and LWR as pertain to ownership, organization or existence of such of the Sellers and duplicate copies of such records as are necessary to enable Sellers to file Tax Returns; and

(d)               those assets listed or otherwise specifically described on Schedule 2.2(d).

    2.3    Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall (or shall cause its designated Affiliate or Affiliates to) assume, effective as of the Closing, the following liabilities of Sellers (collectively, the “Assumed Liabilities”):

(f)                 all Liabilities of Sellers under the Purchased Contracts that arise out of or relate to the period from and after the Closing Date;

(g)                all trade accounts payable and other similar accrued Liabilities of the Sellers as of the Closing Date arising in the Ordinary Course of Business prior to such date;

(h)                all Liabilities for Transfer Taxes; and

(i)                  those Liabilities listed or otherwise specifically described on Schedule 2.3(d).

2.4              Excluded Liabilities.  Purchaser will not assume or be liable for any Excluded Liabilities.  Sellers shall timely perform, satisfy and discharge in accordance with their respective terms all Excluded Liabilities.  “Excluded Liabilities” shall mean all Liabilities of any (or any combination) of the Sellers arising out of, relating to or otherwise in respect of the Business before the Closing Date, other than the Assumed Liabilities, and all other Liabilities of Sellers, including the following Liabilities:

(a)                all Liabilities (other than those specifically assumed pursuant to Section 2.3(b)) in respect of any products sold and/or services performed by Sellers in the conduct and operation of the Business before the Closing Date;

(b)               all Environmental Costs and Liabilities, to the extent arising out of or otherwise related to (i) the ownership or operation by any of the Sellers of (A) the Seller Properties (or any condition thereon) prior to the Closing Date (including (i) the Release or continuing Release (if existing as of the Closing) of any Hazardous Material, regardless of by whom or (ii) any noncompliance with Environmental Laws), (B) the Business prior to the Closing Date, (C) the Excluded Assets or any other real property formerly owned, operated, leased or otherwise used by any of the Sellers or (ii) from the offsite transportation, storage disposal, treatment or recycling of Hazardous Material generated by and taken offsite by or on behalf of any of the Sellers prior to and through the Closing Date;

(c)                except to the extent specifically provided in Article VIII, all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by any of the Sellers or any of their respective Affiliates of any individual on or before the Closing Date, (ii) workers’ compensation claims against any of the Sellers that relate to the period on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing or (iii) any Employee Benefit Plan;

(d)               all Liabilities arising out of, under or in connection with Contracts of any of the Sellers that are not Purchased Contracts and, with respect to Purchased Contracts,

(e)                Liabilities in respect of a breach by or default accruing under such Contracts with respect to any period prior to Closing;

(f)                 all Liabilities arising out of, under or in connection with any Indebtedness of Sellers (other than such Indebtedness specifically assumed pursuant to Section 2.3(d));

(g)                all Liabilities for (i) Taxes of Sellers, (ii) Taxes that relate to the Purchased Assets or the Assumed Liabilities for taxable periods (or portions thereof) ending on or before the Closing Date, including, without limitation, Taxes allocable to Sellers pursuant to Section 11.2 and the obligations in respect of payroll and sales taxes as of the Closing Date, and (iii) payments under any Tax allocation, sharing or similar agreement;

(h)                all Liabilities in respect of any pending or threatened Legal Proceeding, or any claim arising out of, relating to or otherwise in respect of (i) the operation of the Business to the extent such Legal Proceeding or claim relates to such operation prior to the Closing Date, (ii) any Excluded Asset, or (iii) the accident involving Justin S. Dudenhoeffer, then an employee of IFS, in Andrews County, Texas on August 24, 2007;

(i)                  all Liabilities of any (or any combination) of the Sellers based upon, attributable to or arising under this Agreement; and

(j)                 all Liabilities relating to any dispute with any client or customer of the Business existing as of the Closing Date or based upon, relating to or arising out of events, actions, or failures to act prior to the Closing Date.

2.5              Further Conveyances and Assumptions; Consent of Third Parties.

(a)                From time to time following the Closing and except as prohibited by Law, each of Sellers shall, or shall cause their respective Affiliates to, make available to Purchaser such data in personnel records of Transferred Employees as is reasonably necessary for Purchaser to transition such Employees into Purchaser’s records.

(b)               From time to time following the Closing, each of Sellers and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and aquittances and such other instruments, and shall take such further actions, as may be necessary or reasonably appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Seller Documents and to assure fully to each of the Sellers and their respective Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Seller Documents, and to otherwise make effective the transactions contemplated hereby and thereby.  Purchaser shall reimburse Sellers promptly for any out-of-pocket costs and expenses incurred by Sellers in performing their obligations under this Section 2.5(b) upon presentation by Sellers to Purchaser of invoices or other reasonably documented evidence thereof.

(c)                Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained.  Each of Sellers shall, and shall cause their respective Affiliates to, use its best efforts to cooperate with Purchaser at its request in endeavoring to obtain such consents promptly.  To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by the applicable Seller or the applicable Affiliate of any such Seller in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in such Seller’s or such Affiliate’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account.  Each of the Sellers shall take or cause to be taken such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and each of the Sellers or the applicable Affiliate of any such Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets.  As of and from the Closing Date, each of the Sellers on behalf of itself and its Affiliates authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of such Seller or its Affiliates under the Nonassignable Assets and appoints Purchaser its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of such Seller and on such Affiliate’s behalf with respect thereto.  Purchaser shall reimburse Sellers promptly for any out-of-pocket costs and expenses incurred by Sellers in performing their obligations under this Section 2.5(c) upon presentation by Sellers to Purchaser of invoices or other reasonably documented evidence thereof.

2.6              [Intentionally omitted].

2.7              Purchase Price Allocation.  Purchaser and the Sellers have prepared an initial written statement, in the form of a copy of Form 8594 and any exhibits thereto as attached hereto as Schedule 2.7 (the “Asset Acquisition Statement”) allocating the Total Consideration among the Purchased Assets.  Purchaser shall prepare and deliver to Sellers from time to time revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to report any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any, pursuant to Article III hereof).  The Total Consideration paid by Purchaser for the Purchased Assets shall be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last Revised Statements, provided by Purchaser to Sellers, and all income Tax Returns and reports filed by Purchaser and Sellers shall be prepared consistently with such allocation.  For purposes of this Section 2.7, the Purchased Assets include the covenant not to compete as set forth in Section 7.6.

2.8              Right to Control Payment.  Purchaser shall have the right, but not the obligation, to make any payment due from any of the Sellers with respect to any Excluded Liabilities which are not paid by an applicable Seller within five (5) Business Days following written request for payment from Purchaser; provided, however, that if such applicable Seller advises Purchaser in writing during such five (5) Business Day period that a good faith payment dispute exists or such Seller has valid defenses to non-payment with respect to such Excluded Liability, then Purchaser shall not have the right to pay such Excluded Liability.  Each of the Sellers agrees to reimburse Purchaser promptly and in any event within five (5) Business Days following written notice of such payment by Purchaser for the amount of any payment made by Purchaser pursuant to this Section 2.8.

2.9              Proration of Certain Expenses.  Subject to Section 11.2 with respect to Taxes, all expenses and other payments in respect of all rents and other payments (including any prepaid amounts) due under any leases constituting part of the Purchased Assets shall be prorated between the Sellers, on the one hand, and Purchaser, on the other hand, as of the Closing Date.  The Sellers shall be responsible for all rents (including any percentage rent, additional rent and any accrued tax and operating expense reimbursements and escalations), charges and other payments of any kind accruing during any period under any such leases up to and including the Closing Date.  Purchaser shall be responsible for all such rents, charges and other payments accruing during any period under such leases after the Closing Date.  Purchaser shall pay the full amount of any invoices received by it and shall submit a request for reimbursement to Sellers for the Sellers’ share of such expenses and Sellers shall pay the full amount of any invoices received by it and Purchaser shall reimburse Sellers for Purchaser’s share of such expenses.

2.10          Receivables.  Each of the Sellers shall provide reasonable assistance to Purchaser in the collection of accounts receivable.  If any of the Sellers shall receive payment in respect of accounts receivable that are included in the Purchased Assets, then any such Seller shall promptly forward such payment to Purchaser.

Article III

CONSIDERATION

3.1              Consideration.  The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to $6,000,000 (subject to adjustment as provided in Section 3.3(a) below, the “Cash Payment”), (b) a promissory note in the form of Exhibit A in an original principal amount of $3,000,000 (subject to adjustment as otherwise provided herein, the “Purchase Note”, and together with the Cash Payment, but subject to adjustment as otherwise provided herein, the “Purchase Price”), (c) the rights to the payments as provided under Section 3.4 (the “Earnout Rights”) and (d) the assumption of the Assumed Liabilities (together with the Purchase Price and the Earnout Rights, the “Total Consideration”).

3.2              Payment of Purchase Price.  On the Closing Date, Purchaser shall (a) pay the Cash Payment to Sellers, which shall be paid by wire transfer of immediately available funds into an account designated by the Executive in writing not fewer than three Business Days prior to the Closing Date and (b) deliver to the Executive the duly executed Purchase Note.

3.3              Purchase Price Adjustment.

(a)                Closing Date Purchase Price Adjustment.

(i)                  Not later than three Business Days prior to the Closing Date, Sellersshall provide Purchaser with an estimated balance sheet of the Business as of the open of business on the Closing Date (the “Estimated Closing Balance Sheet”) and a statement of the estimated Closing Working Capital, derived from the Estimated Closing Balance Sheet (“Estimated Closing Working Capital”).  The Estimated Closing Working Capital shall be prepared by the Sellers in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies (subject, in each case, to determination and compliance with the Agreed Principles) that were used in the preparation of the Business’s Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital were being prepared as of a fiscal year end.

(ii)                If Estimated Closing Working Capital is less than Target Working Capital, then the Cash Payment portion of the Purchase Price payable at Closing will be decreased by an amount equal to such difference between Estimated Closing Working Capital and Target Working Capital.  If Estimated Closing Working Capital is more than Target Working Capital, then the Cash Payment portion of the Purchase Price payable at Closing will be increased by an amount equal to twenty-five percent (25%) of such difference.

(b)               Post-Closing Date Purchase Price Adjustment.

(i)                  No later than ninety (90) days after the Closing Date, Purchaser shall cause to be prepared the closing statement (the “Closing Statement”), which shall set forth therein Purchaser’s calculation of Closing Working Capital.  Purchaser shall cause a copy of the Closing Statement to be delivered to the Executive on behalf of the Sellers.

(ii)                If the Executive (on behalf of the Sellers) disagrees with Purchaser’s calculation of Closing Working Capital set forth in the Closing Statement, the Executive may, within twenty (20) days after delivery of the Closing Statement, cause a notice to be delivered to Purchaser disagreeing with such calculation and setting forth the Sellers’ calculation of such amount.  Any such notice of disagreement shall specify those items or amounts as to which the Sellers disagree, and the Sellers shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Closing Working Capital delivered pursuant to Section 3.3(b)(i).

(iii)               If a notice of disagreement shall be duly delivered pursuant to Section 3.3(b)(ii), Purchaser and the Executive (on behalf of the Sellers) shall, during the fifteen (15) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital, which amount shall not be less than the amount thereof shown in Purchaser’s calculation delivered pursuant to Section 3.3(b)(i) nor more than the amount thereof shown in the Sellers’ calculation delivered pursuant to Section 3.3(b)(ii).  If the parties so resolve all disputes, the computation of Closing Working Capital, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties.  If during such period, Purchaser and the Executive are unable to reach an agreement, they shall promptly thereafter cause the Independent Valuation Firm to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital (it being understood that in making such calculation, the Independent Valuation Firm shall be functioning as an expert and not as an arbitrator).  In making such calculation, the Independent Valuation Firm shall consider only those items or amounts in the Closing Statement and Sellers’ calculation of Closing Working Capital as to which Purchaser and Sellers have disagreed.  The Independent Valuation Firm shall deliver to Purchaser and the Executive, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Independent Valuation Firm), a report setting forth such calculation.  Such report shall be final and binding upon Purchaser and Sellers and judgment may be entered to enforce such report in any court of competent jurisdiction.  All proceedings conducted by the Independent Valuation Firm shall take place in Midland, Texas.  The fees, costs and expenses of the Independent Valuation Firm shall be allocated to and borne by Purchaser, on the one hand, and Sellers, on the other hand, based on the inverse of the percentage that the Independent Valuation Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Valuation Firm.  For example, should the items in dispute total in amount to $1,000 and the Independent Valuation Firm awards $600 in favor of the Sellers’ position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by Sellers.

(iv)                Purchaser and Sellers shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Working Capital and in the conduct of the review referred to in this Section 3.3(b), including the making available to the extent necessary of books, records, work papers and personnel.

(v)              If the Final Working Capital is less than Estimated Closing Working Capital, then the Purchase Price shall be further decreased by reduction of the principal amount payable (and any interest accruing with respect to such principal) under the Purchase Note in an amount equal to the amount by which Estimated Closing Working Capital exceeds Final Working Capital.  Any reduction of the principal amount of the Purchase Note as provided in the immediately preceding sentence shall be applied to such payments of principal thereunder in reverse chronological order for the installments thereof.  If the Final Working Capital exceeds the amount of Estimated Closing Working Capital, then the Purchase Price shall be increased by an aggregate amount determined as follows:  (x) with respect to any amount of such Final Working Capital that is equal to or less than Target Working Capital, the Purchase Price shall be increased by an amount equal to such excess (as a dollar-for-dollar increase) and (y) with respect to any amount of such Final Working Capital that is more than Target Working Capital, the Purchase Price shall be increased by an amount equal to twenty-five percent (25%) of such excess.  Purchaser shall pay the amount of increase (if any) in the Purchase Price as determined pursuant to the immediately preceding sentence promptly (but no later than five (5) Business Days after final determination of any such applicable amount) by wire transfer of immediately available funds into an account designated by the Executive.  “Final Working Capital” means Closing Working Capital (i) as shown in Purchaser’s calculation delivered pursuant to Section 3.3(b)(i) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.3(b)(ii); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Purchaser and the Executive pursuant to Section 3.3(b)(iii) or (B) in the absence of such agreement, as shown in the Independent Valuation Firm’s calculation delivered pursuant to Section 3.3(b)(iii); provided, however, that in no event shall Final Working Capital be more than the Sellers’ calculation of Closing Working Capital delivered pursuant to Section 3.3(b)(ii) or less than Purchaser’s calculation of Closing Working Capital delivered pursuant to Section 3.3(b)(i).

3.4              Seller’s Earn Out.  In addition to the Purchase Price, Purchaser shall pay to the Executive as additional consideration for the purchase of his personal goodwill (as part of the Purchased Assets) additional earn-out amounts as set forth on Schedule 3.4 hereto.

Article IV

CLOSING AND TERMINATION

4.1              Closing Date.  The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Maddox, Holloman & Kirksey, P.C., located at 205 East Bender, Suite 150, Hobbs, New Mexico 88240 (or at such other place as the parties may designate in writing) at 10:00 a.m. (New Mexico time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties hereto.

4.2              Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)                at the election of Sellers, on the one hand, or Purchaser, on the other hand, on or after October 31, 2007 (such date, the “Termination Date”), if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder;

(b)               by mutual written consent of Sellers and Purchaser;

(c)                by written notice from Purchaser to Sellers that there has been an event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances has had or could reasonably be expected to have a Material Adverse Effect;

(d)               by written notice from Purchaser, if any of the Sellers shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of any of the Sellers shall have become untrue, in either case such that the conditions set forth in Section 9.1(a) or 9.1(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by Sellers of notice of such breach from Purchaser; or

(e)                by written notice from Sellers, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 9.2(a) or 9.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by Purchaser of notice of such breach from Sellers.

4.3              Procedure Upon Termination.  In the event of termination and abandonment by Purchaser or Sellers, or both, pursuant to Section 4.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchaser or Sellers.

4.4              Effect of Termination.  In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Sellers; provided, however, that (a) the obligations of the parties set forth in Articles X and XII hereof shall survive any such termination and shall be enforceable hereunder and (b) nothing in this Section 4.4 shall relieve Purchaser, Sellers or Owners of any liability for a breach of this Agreement prior to the effective date of such termination.

Article V

REPRESENTATIONS AND WARRANTIES OF OWNERS AND SELLERS

Each of the Sellers, jointly and severally, hereby represents and warrants to Purchaser that (and, for purposes of Sections 5.1, 5.2 and 5.3 below, each of the Owners also represents and warrants to Purchaser as set forth therein):

5.1              Organization and Good Standing.  IFS is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted.  LWR is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Mexico and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted.  Each of IFS and LWR is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.  Sellers have delivered to Purchaser true, complete and correct copies of IFS’s and LWR’s respective certificate of incorporation and by-laws and comparable organizational documents as in effect on the date hereof.  Neither IFS nor LWR owns, directly or indirectly, any capital stock or equity securities of any Person.  The Owners represent and warrant that all of the outstanding shares of capital stock of IFS and LWR are owned of record and beneficially, directly or indirectly (as the case may be), by the Owners as set forth on Schedule 5.1 and, except as set forth on Schedule 5.1, there is no existing option, warrant, call, right or Contract to which any of the Sellers or the Owners is a party requiring, and there are no securities of either IFS or LWR outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of IFS or LWR, respectively.

5.2              Authorization of Agreement.

(a)                IFS and LWR each have all requisite power, authority and legal capacity to execute and deliver this Agreement and has all requisite power, authority and legal capacity to execute and deliver each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the  transactions contemplated by this Agreement (together with the Owner Documents, the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite organizational action on the part of IFS and LWR.  This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by IFS and LWR and (assuming the due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of IFS and LWR enforceable against each of them.

(b)               Each of the Owners represents and warrants that:  (i) such Owner has all requisite authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Owner in connection with the consummation of the transactions contemplated by this Agreement (the “Owner Documents”), and to consummate the transactions contemplated hereby and thereby, (ii) the execution, delivery and performance of this Agreement and each of the Owner Documents, and the consummation of the transactions contemplated hereby and thereby, has been duly authorized and approved by all required action on the part of such Owner, (iii) this Agreement has been, and each of the Owner Documents will be at or prior to the Closing, duly and validly executed and delivered by such Owner and (iv) assuming due authorization, execution and delivery by Purchaser, this Agreement constitutes, and each of the Owner Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Owner, enforceable against such Owner in accordance with its terms.

5.3              Conflicts; Consents of Third Parties.

(a)                Each of the Sellers and the Owners represents and warrants that, except as set forth on Schedule 5.3(a), none of the execution and delivery by any of the Sellers or the Owners of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Sellers or Owners with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, or conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of Seller or Owner to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of any Seller or Owner under any provision of (i) with respect to IFS, LWR and The Bonnie Lee Spurgeon Irrevocable Trust, the certificate of incorporation and by-laws and comparable organizational documents (as applicable) thereof; (ii) any Contract or Permit to which any of the Sellers or Owners is a party or by which any of the properties or assets of any of the Sellers or Owners are bound; (iii) any Order applicable to any of the Sellers or Owners or by which any of the properties or assets of any of the Sellers or Owners are bound; or (iv) any applicable Law.

(b)               Each of the Sellers and the Owners represents and warrants that, no consent, waiver, approval, Permit or authorization of or filing with, or notification to, any Person or Governmental Body is required on the part of any Seller or Owner in connection with (i) the execution and delivery of this Agreement or the Seller Documents, the compliance by any of the Sellers or Owners with any of the provisions hereof and thereof, the consummation of the transactions contemplated hereby and thereby or the taking by any of the Sellers or Owners of any other action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of the Business, except as set forth on Schedule 5.3(b).

5.4              Financial Statements.

(a)                Sellers have delivered to Purchaser copies of (i) the balance sheets of IFS as at March 31, 2007, 2006 and 2005 and the related statements of income of IFS for the years then ended, (ii) the balance sheets of LWR as at December 31, 2006 and 2005 and the related statements of income of LWR for the years then ended, (iii) the balance sheet of IFS as at June 30, 2007 and the related statement of income of IFS for the three-month period then ended, and (iv) the balance sheet of LWR as at June 30, 2007 and the related statement of income of LWR for the six-month period then ended (such financial statements are referred to herein as the “Financial Statements”).  Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied (except (A) for such exceptions as noted on Schedule 5.4(a) and (B) with respect to interim financial statements, for normal recurring year-end adjustments that, individually or in the aggregate, would not be material) without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the financial position, results of operations and cash flows of the Business as at the dates and for the periods indicated.

For the purposes hereof, the balance sheets of each of IFS and LWR as at March 31, 2007 and December 31, 2006, respectively, are collectively referred to as the “Balance Sheet” and March 31, 2007 and December 31, 2006, as applicable in respect of IFS’s and LWR’s respective fiscal year-end date, are referred to as the “Balance Sheet Date.”

(b)                Sellers make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the Business’s assets.  Sellers maintain systems of internal accounting controls sufficient to provide reasonable assurances that:  (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c)               Sellers have established and maintain controls and procedures with respect to the Business designed to ensure that material information relating to the Business is made known to the Business’s principal executive officer and its principal financial officer during the respective applicable financial presentation periods and, to the Knowledge of Sellers, such controls and procedures are effective in timely alerting such principal executive officer and principal financial officer to material information required to be included in such financial presentation.

5.5              No Undisclosed Liabilities.  The Business does not have any Liabilities other than those (i) based up, attributable to or arising under Contracts that are not due and have not arisen in respect of any breach of or default under any provision thereof, (ii) specifically reflected in, fully reserved against or otherwise described in the Balance Sheet or the notes thereto, (iii) incurred in the Ordinary Course of Business since the Balance Sheet Date, or (iv) that are immaterial to the Business.

5.6              Title to Purchased Assets; Sufficiency.  Sellers own and have good title to the Purchased Assets, free and clear of all Liens other than Permitted Exceptions.  The Purchased Assets constitute all of the properties and assets used in or held for use in the Business, except as set forth on Schedule 5.6, and are sufficient for Purchaser to conduct the Business from and after the Closing Date without interruption and in the Ordinary Course of Business, as it has been conducted by Sellers.

5.7              Absence of Certain Developments.  Except as expressly contemplated by this Agreement or as set forth on Schedule 5.7, since the Balance Sheet Date, (i) Sellers have conducted the Business only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, except as set forth on Schedule 5.7 since the Balance Sheet Date:

(i)                  there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the Purchased Assets having a replacement cost of more than $15,000 for any single loss or $25,000 for all such losses;

(ii)                there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of IFS or LWR or any repurchase, redemption or other acquisition by IFS or LWR of any outstanding shares of capital stock or other securities of, or other ownership interest in, either IFS or LWR;

(iii)               except in the Ordinary Course of Business, Sellers have not awarded or paid any bonuses to Former Employees or Employees, except to the extent accrued on the Balance Sheet or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of IFS’s or LWR’s, or any of the Business’s, directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

(iv)              there has not been any change by Sellers in accounting or Tax reporting principles, methods or policies applicable to the Business;

(v)                Sellers have not made or rescinded any election relating to Taxes or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable law, made any change to any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal tax returns, in each case, to the extent related to the Business, the Purchased Assets or the Assumed Liabilities;

(vi)              Sellers have not failed to promptly pay and discharge current liabilities of the Business except for liabilities not material in amount that are disputed in good faith by appropriate proceedings;

(vii)             IFS and LWR have not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

(viii)           Sellers have not mortgaged, pledged or subjected to any Lien any of the Business’s assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Business, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(ix)              Sellers have not discharged or satisfied any Lien, or paid any obligation or Liability (in each case as applicable to the Business and the Purchased Assets), except in the Ordinary Course of Business;

(x)                Sellers have not canceled or compromised any debt or claim or amended, modified, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Business;

(xi)              Neither Sellers nor the Business has issued, created, incurred, assumed or guaranteed any Indebtedness, except in the Ordinary Course of Business;

(xii)             Sellers have not made or committed to make any capital expenditures in respect of the Business other than such expenditures arising in the Ordinary Course of Business;

(xiii)           Sellers have not instituted or settled any material Legal Proceeding applicable to the Business, the Purchased Assets or the Assumed Liabilities;

(xiv)           Sellers have not granted any license or sublicense of any rights under or with respect to any Purchased Intellectual Property;

(xv)            Sellers have not made any loan to, or entered into any other transaction with, any of its shareholders (including, without limitation, the Owners), Affiliates, officers, directors, partners or employees as obligations of the Business, the Purchased Assets or otherwise as Assumed Liabilities; and

(xvi)           Sellers have not agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 5.7.

5.8          Taxes.

(a)                (i) All Tax Returns required to be filed by or on behalf of each of Sellers and any Affiliated Group of which any of the Sellers is or was a member relating to the Business or the Purchased Assets have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes relating to the Business or the Purchased Assets have been fully and timely paid.

(b)               All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns relating to the Purchased Assets or the Business have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, and Sellers have not received any notice from any Taxing Authority that it intends to conduct such an audit or investigation relating to the Purchased Assets or the Business.  No issue has been raised by written inquiry of any Governmental Authority, which, by application of the same principles, would reasonably be expected to affect the Tax treatment of the Purchased Assets, the Assumed Liabilities or the Business in any taxable period (or portion thereof) ending after the Closing Date.

(c)                Schedule 5.8(c) lists (i) all types of Taxes paid, and all types of Tax Returns filed by or on behalf of Sellers in connection with, or with respect to, the Purchased Assets or the Business and (ii) all of the jurisdictions that impose such Taxes or with respect to which Sellers have a duty to file such Tax Returns.  Sellers have made available complete copies of material Tax Returns relating to the Purchased Assets or the Business relating to taxable periods that ended after December 31, 2003.

(d)               Sellers have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over under all applicable Laws.

(e)                No claim has been made by a Taxing Authority in a jurisdiction in which Sellers do not currently file a Tax Return such that the Sellers (in respect of the Business and the Purchased Assets), the Business or the Purchased Assets are or may be subject to taxation by that jurisdiction.

(f)                 No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) or the period for filing any Tax Return, in each case with respect to the Business or the Purchased Assets, has been executed or filed with any Taxing Authority by or on behalf of any of the Sellers.  Sellers have not requested any extension of time within which to file any Tax Return with respect to the Business or the Purchased Assets, which Tax Return has since not been filed.  Sellers have not executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority, or has been subject to any ruling guidance specific to any of the Sellers, that would be binding on Purchaser for any taxable period (or portion thereof) ending after the Closing Date.

(g)                There are no Liens for Taxes upon the Purchased Assets, except for Permitted Exceptions.

(h)                None of the Purchased Assets is an interest (other than indebtedness within the meaning of section 163 of the Code) in an entity taxable as a corporation, partnership, trust or real estate mortgage investment conduit for federal income tax purposes.

(i)                  No power of attorney with respect to any Tax matter is currently in force with respect to the Purchased Assets or the Business that would, in any manner, bind, obligate or restrict Purchaser.

5.9          Real Property.

(a)                Other than such real property and interests therein subject to the Closing Real Property Leases (each individually a “Seller Property” and collectively the “Seller Properties”) and the lease described on Schedule 5.9, there is no real property or interest in real property (including any interest in improvements or easements appurtenant thereto) owned, occupied or held for use in connection with the Business or the Purchased Assets or which is necessary for the continued operation of the Business and the Purchased Assets as currently conducted and operated.  All of the Seller Properties and buildings, fixtures and improvements thereon (i) are in good operating condition without structural defects, and all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all respects for their current and contemplated uses.  None of the improvements located on the Seller Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws.  Seller Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except as provided in the Closing Real Property Leases.

(b)               Upon execution and delivery thereof, Purchaser will have a valid, binding and enforceable leasehold interest as a lessee under each of the Closing Real Property Leases, free and clear of all Liens other than Permitted Exceptions.

(c)                Sellers have all material certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Seller Property, and Sellers have fully complied with all material conditions of the Permits applicable to them.  No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

(d)               There does not exist any actual or, to the Knowledge of Sellers, threatened or contemplated condemnation or eminent domain proceedings that affect any Seller Property or any part thereof, and none of the Sellers has received any notice of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(e)                Other than as contemplated in this Agreement, Sellers are not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein relating to the Business or the Purchase Assets.

5.10          Tangible Personal Property.

(a)                IFS and LWR have good and marketable title to all of the items of tangible personal property used or held for use in the Business (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than Permitted Exceptions.  All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the Business are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used or proposed to be used.

(b)                Schedule 5.10 sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $5,000 relating to personal property used in the Business or by which the Business or any of the Purchased Assets is bound.  All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease.

5.11          Intellectual Property.

(a)                Schedule 5.11(a) sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights, and pending applications for registration of Copyrights included in the Purchased Intellectual Property.  Schedule 5.11(a) lists (i) the jurisdictions in which each such item of Purchased Intellectual Property has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed and (ii) the registration or application date, as applicable.

(b)               Except as disclosed in Schedule 5.11(b), Sellers (either individually or collectively) are the sole and exclusive owner of all right, title and interest in and to all of the Purchased Intellectual Property and each of the Copyrights in any works of authorship prepared by or for any of the Sellers that resulted from or arose out of any work performed by or on behalf of any of the Sellers or by any employee, officer, consultant or contractor of any of them.  To the Knowledge of Sellers, Sellers (either individually or collectively, as applicable), are the sole and exclusive owner of, or have valid and continuing rights to use, sell and license, as the case may be, all other Purchased Intellectual Property as the same is used, sold and licensed in the Business as presently conducted and proposed to be conducted, free and clear of all Liens or obligations to others (except for those specified licenses included in Schedule 5.11(e)). There are no Orders to which any of the Sellers is a party or by which any of the Sellers are bound which restrict, in any material respect, any rights to any Purchased Intellectual Property.  The consummation of the transactions contemplated hereby will not result in the loss or impairment of Purchaser’s right to own or use any of the Purchased Intellectual Property.

(c)                The Purchased Intellectual Property, the manufacturing, licensing, marketing, importation, offer for sale, sale or use of any products and services in connection with the Business as presently and as currently proposed to be conducted, and the present and currently proposed business practices, methods and operations of Sellers do not infringe, constitute an unauthorized use of, misappropriation or violate any Copyright, Mark, Patent, Trade Secret or other similar right of any Person and, to the Knowledge of Sellers, do not infringe, constitute an unauthorized use of, misappropriate, dilute or violate any other Intellectual Property or other right of any Person (including pursuant to any non-disclosure agreements or obligations to which any of the Sellers or any of the Employees or Former Employees is a party).  The Purchased Intellectual Property and the Intellectual Property Licenses include all of the Intellectual Property necessary and sufficient to enable Sellers to conduct the Business in the manner in which such Business is currently being conducted and proposed to be conducted.  Sellers have, and will transfer to Purchaser at the Closing, good and valid title to the Purchased Intellectual Property and Intellectual Property Licenses, free and clear of all Liens other than Permitted Exceptions.

(d)                Except with respect to licenses of commercial off-the-shelf Software available on reasonable terms for a license fee of no more than $5,000, and except pursuant to the Intellectual Property Licenses listed in Schedule 5.11(e), none of the Sellers is required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to, any Purchased Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the Business as currently conducted or proposed to be conducted.

(e)                 Schedule 5.11(e) sets forth a complete and accurate list of all Contracts (i) to which any of the Sellers is a party and relating to the conduct and operation of the Business and the Purchased Assets (A) granting any Intellectual Property License, (B) containing a covenant not to compete or otherwise limiting its ability to (x) exploit fully any of the Purchased Intellectual Property or (y) conduct the Business in any market or geographical area or with any Person or (ii) to which any of the Sellers is a party and relating to the conduct and operation of the Business and the Purchased Assets containing an agreement to indemnify any other Person against any claim of infringement, unauthorized use, misappropriation, dilution or violation of Intellectual Property.

(f)                Sellers have taken adequate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets included in the Purchased Intellectual Property and any other non-public, proprietary information included in the Purchased Technology, which measures are reasonable in the industry in which the Business operates.

(g)                To the Knowledge of Sellers, no Person is infringing, violating, misusing or misappropriating any Purchased Intellectual Property, and no such claims have been made against any Person by any of the Sellers.

5.12          Contracts.

(a)                Schedule 5.12(a) sets forth, by reference to the applicable subsection of this Section 5.12(a), all of the following Contracts relating to the conduct and operation of the Business to which any of the Sellers is a party or by which the Business or any of the Purchased Assets is bound:

(i)                  Contracts with any current or former officer, director, stockholder, Employee (including any labor union or association representing any Employee) or Affiliate of any of the Sellers, including any management service, employment, consulting or other similar type of contract or agreement;

(ii)               Contracts for the sale of any of the assets of Sellers other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any such Seller’s assets;

(iii)              Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(iv)                Contracts containing covenants of a Seller not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with any Seller in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(v)              Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by any Seller of any operating business or material assets or the capital stock of any other Person;

(vi)             Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(vii)           all Contracts providing for payments by or to any of the Sellers in excess of $10,000 in any fiscal year or $50,000 in the aggregate during the term thereof;

(viii)              all Contracts (or group of related Contracts) requiring performance by any party for a period of one year or more or requiring any Seller to purchase or sell a stated portion of its requirements or outputs;

(ix)                Contracts under which any Seller has made advances or loans to any other Person (other than in respect of account trade payables arising in the Ordinary Course of Business);

(x)              outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by any Seller; and

(xi)             Contracts otherwise material to the Business.

(b)               Each of the Purchased Contracts is in full force and effect and is the legal, valid and binding obligation of the Sellers (either individually or collectively) and of the other parties thereto, enforceable against such Sellers in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Schedule 5.12(b), continue in full force and effect without penalty or other adverse consequence.  None of the Sellers is in default under any Purchased Contract, nor, to the Knowledge of Sellers, is any other party to any Purchased Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default by any of the Sellers or any other party thereunder.  No party to any of the Purchased Contracts has exercised any termination rights with respect thereto, and no such party has given notice of any significant dispute with respect to any Purchased Contract.  Sellers have, and will transfer to Purchaser at the Closing, good and valid title to the Purchased Contracts, free and clear of all Liens other than Permitted Exceptions.

5.13          Employee Benefits.

(a)                Schedule 5.13(a) sets forth a complete and correct list of:  (i) all “employee benefit plans”, as defined in Section 3(3) of ERISA, and all other employee benefit arrangements or payroll practices, including bonus plans, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship programs maintained by any of the Sellers or to which any of the Sellers contributed or is obligated to contribute thereunder for Employees or Former Employees (the “Employee Benefit Plans”), and (ii) all “employee pension plans”, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or section 412 of the Code, maintained by any of the Sellers and any trade or business (whether or not incorporated) which are or have ever been under common control, or which are or have ever been treated as a single employer, with any of the Sellers under Sections 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) or to which any of the Sellers and any ERISA Affiliate contributed or has ever been obligated to contribute thereunder (the “ERISA Affiliate Plans”).  Schedule 5.13(a) separately sets forth each Employee Benefit Plan or ERISA Affiliate Plan which is a multiemployer plan as defined in Section 3(37) of ERISA (“Multiemployer Plans”), or has been subject to Sections 4063 or 4064 of ERISA (“Multiple Employer Plans”).

(b)               Each of the Employee Benefit Plans and ERISA Affiliate Plans intended to qualify under section 401 of the Code so qualify and the trusts maintained thereto are exempt from federal income taxation under section 501 of the Code, and, except as disclosed on Schedule 5.13(b), nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(c)                All contributions and premiums required by Law or by the terms of any Employee Benefit Plan or ERISA Affiliate Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans subject to section 412 of the Code, and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on or prior to the Closing Date.

(d)               The benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each of the Employee Benefit Plans and ERISA Affiliate Plans subject to Title IV of ERISA using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation in the event it terminated each such plan, do not exceed the fair market value of the assets of each such plan.  The liabilities of each Employee Benefit Plan that has been terminated or otherwise wound up have been fully discharged in full compliance with applicable Law.

(e)                There has been no “reportable event” as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any of the Employee Benefit Plans or ERISA Affiliate Plans subject to Title IV of ERISA which would require the giving of notice, or any event requiring notice to be provided under Section 4041(c)(3)(C) or 4063(a) of ERISA.

(f)                 There are no pending Legal Proceedings which have been asserted or instituted against any of the Employee Benefit Plans or ERISA Affiliate Plans, the assets of any such plans or the Business, or the plan administrator or any fiduciary of the Employee Benefit Plans or ERISA Affiliate Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and there are no facts or circumstances which could form the basis for any such Legal Proceeding.

(g)                Each of the Employee Benefit Plans and ERISA Affiliate Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law.  All amendments and actions required to bring each of the Employee Benefit Plans and ERISA Affiliate Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date and are disclosed on Schedule 5.13(g).

(h)                Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee; (ii) increase any benefits otherwise payable under any Employee Benefit Plan or ERISA Affiliate Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(i)                  None of the Sellers is a party to any contract, plan or commitment to create any additional Employee Benefit Plan or ERISA Affiliate Plan, or to modify any existing Employee Benefit Plan or ERISA Affiliate Plan.

(j)                 No stock or other security issued by any of the Sellers forms or has formed a material part of the assets of any Employee Benefit Plan or ERISA Affiliate Plan.

(k)               Any individual who performs services for any of the Sellers (other than through a contract with an organization other than such individual) and who is not treated as an employee for federal income tax purposes by any Seller is not an employee for such purposes.

    5.14                  Labor.

(a)              Except as set forth on Schedule 5.14(a), no Employees are represented by any labor organization and there are no labor or collective bargaining agreements which pertain to the Employees.  No labor organization or group of Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Sellers, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal.  There is no organizing activity involving any of the Sellers pending or, to the Knowledge of Sellers, threatened by any labor organization or group of Employees.

(b)                There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of Sellers, threatened against or involving any of the Sellers involving any Employee.  There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Sellers, threatened by or on behalf of any Employee or Former Employee.

(c)               Each of the Sellers is in compliance, in respect of the conduct and operation of the Business and the Purchased Assets, with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance.

5.15          Litigation.  Except as set forth in Schedule 5.15, there is no material Legal Proceeding pending or, to the Knowledge of Sellers, threatened against any of the Sellers (or to the Knowledge of Sellers, pending or threatened, against any of the officers or directors of any Seller or Employees with respect to their business activities on behalf of the Business), or to which any Seller is otherwise a party, before any Governmental Body and relating to the conduct and operation of the Business and the Purchased Assets.  Except as set forth on Schedule 5.15, no Seller is subject to any Order or in breach or violation of any Order relating to or applying to the Business or any Purchased Assets (or by which they are bound).  Except as set forth on Schedule 5.15, no Seller is engaged in any legal action to recover monies due it or for damages sustained by it in the conduct and operation of the Business or any Purchased Assets.  There are no Legal Proceedings pending or, to the Knowledge of Sellers, threatened against any Seller or to which any Seller is otherwise a party relating to this Agreement or any Seller Document or the transactions contemplated hereby or thereby.

5.16          Compliance with Laws; Permits.

(a)                Each of the Sellers is in compliance in all material respects with all Laws applicable to the operations or assets of the Business, including the Purchased Assets.  No Seller has received any written or other notice of or been charged with the violation of any Laws relating to or applying to the Business or any Purchased Assets (or by which they are bound).  To the Knowledge of Sellers, no Seller is under investigation with respect to the violation of any Laws relating to or applying to the Business or any Purchased Assets (or by which they are bound) and there are no facts or circumstances which could form the basis for any such violation.  None of the Sellers or, to the Knowledge of Sellers, any director, officer, employee, or other Person associated with or acting on behalf of the Business or the Purchased Assets, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services, in violation of any Law.

(b)                Schedule 5.16(b) contains a list of all Permits which are required for the operation of the Business as presently conducted and as presently intended to be conducted (“Seller Permits”), other than those the failure of which to possess is immaterial.  IFS and LWR currently have all Permits which are required for the operation of the Business as presently conducted and as presently intended to be conducted, other than those the failure of which to possess is immaterial.  No Seller is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Seller Permit and, to the Knowledge of Sellers, there are no facts or circumstances which could form the basis for any such default or violation.  There are no Legal Proceedings pending or, to the Knowledge of Sellers, threatened, relating to the suspension, revocation or modification of any of the Seller Permits.  Except as otherwise set forth on Schedule 5.16(b), none of the Seller Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement.

5.17          Environmental Matters.  Except as set forth on Schedule 5.17 hereto:

(a)                the operations of the Sellers with respect to the Business, are and have been in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits necessary to operate the Business and no action or proceeding is pending or, to the Knowledge of Sellers, threatened to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of the Sellers, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits;

(b)               with respect to the Business, no Seller is the subject of any outstanding written order or Contract with any Governmental Body or Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(c)                to the Knowledge of Sellers, no facts, circumstances or conditions exist with respect to the Business or any property currently or formerly owned, operated or leased by any of the Sellers or any property to which any of the Sellers arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Business incurring unbudgeted Environmental Costs or Liabilities;

(d)               to the Knowledge of Sellers, there are no investigations of previously owned, operated or leased property of any Seller or the Business pending or threatened which could lead to the imposition of any Environmental Costs or Liabilities or Liens under Environmental Law;

(e)                 there is not located at any of the Seller Properties, or at any property previously owned, operated or leased by any Seller, any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iv) asbestos-containing material or (v)  equipment containing polychlorinated biphenyls; and

(f)                Sellers have provided to Purchaser all environmentally related audits, studies, reports, analyses and results of investigations that have been performed with respect to any currently or previously owned, leased or operated properties of the Business.

5.18          Insurance.  IFS and LWR have insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all Contracts to which IFS or LWR (as applicable) is a party or by which it is bound with respect to the conduct and operation of the Business and the Purchased Assets and (b) which are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the conduct and operation of the Business and the Purchased Assets.  Set forth in Schedule 5.18 is a list of all insurance policies and all fidelity bonds held by or applicable to any Seller relating to the conduct or operation of the Business or the Purchased Assets, setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy.  Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy relating to the operation of the Business or the Purchased Assets has been cancelled within the last two years and, to the Knowledge of Sellers, no threat has been made to cancel any insurance policy relating to the operation of the Business or the Purchased Assets during such period.

5.19          Inventories.  The inventories of the Business are in good and marketable condition, and are saleable in the ordinary course of business.  IFS and LWR have valid title to all of the Business’s inventories free and clear of Liens other than Permitted Exceptions.  The inventories of the Business constitute sufficient quantities for the normal operation of the Business in the Ordinary Course of Business.

5.20          Accounts Receivable and Payable.

(a)                All accounts and notes receivable included in the Purchased Assets have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms, and are good and collectible at the recorded amounts thereof.  None of the accounts or the notes receivable included in the Purchased Assets (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on sale-or-return basis or subject to any other repurchase or return arrangement.

(b)               All accounts payable included in the Assumed Liabilities are the result of bona fide transactions arising in the Ordinary Course of Business and are not yet due and payable.

5.21          Related Party Transactions.  Except as set forth on Schedule 5.21, no Employee, officer, director, shareholder, partner or member of any Seller, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Business nor does the Business owe any amount to, or has any Seller on behalf of the Business committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with any Seller in relating to the conduct or operation of the Business or the Purchased Assets, (iii) owns any property or right, tangible or intangible, that is used by Seller in the conduct or operation of the Business or the Purchased Assets, (iv) has any claim or cause of action against the Business or any Seller relating to the conduct or operation of the Business or any of the Purchased Assets or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, creditor or debtor of the Business or any Seller relating to the conduct or operation of the Business or any of the Purchased Assets.

5.22          Customers and Suppliers.  Since the Balance Sheet Date, no material customer or supplier of the Business has terminated its relationship with the Business or materially reduced or changed the pricing or other terms of its business with the Business and, to the Knowledge of Sellers, no material customer or supplier of the Business has notified any Seller that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Business.

5.23          Product Warranty; Product Liability.  None of the Sellers has any liability for replacement or repair of any product manufactured, sold or delivered by a Seller or the Business or other damages in connection therewith or any other customer or product obligations not reserved against on the Balance Sheet.  None of the Sellers has in the conduct or operation of the Business or any of the Purchased Assets sold any products or delivered any services that included a warranty for a period of longer than one (1) year.  None of the Sellers has any material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Business.  None of the Sellers has committed any act or failed to commit any act which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of Purchaser with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or on behalf of a Seller or the Business.

5.24          Banks.  Schedule 5.24 contains a complete and correct list of (a) the names and locations of all banks in which any of the Sellers has accounts or safe deposit boxes relating to the conduct and operation of the Business, (b) the account numbers of all such accounts and (c) the names of all persons authorized to draw thereon or to have access thereto.  Except as set forth on Schedule 5.24, no person holds a power of attorney to act on behalf of any of the Sellers in respect of the conduct or operation of the Business.

Article VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers that:

6.1              Organization and Good Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

6.2              Authorization of Agreement.  Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

6.3              Conflicts; Consents of Third Parties.

(a)                None of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law.

(b)               No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof, except for such consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings or notifications that, if not obtained, made or given, would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

    6.4               Litigation.  There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

Article VII

COVENANTS

7.1              Access to Information.  Sellers shall afford to Purchaser and its accountants, counsel and other representatives full access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to its properties and facilities (including all real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of Sellers or the Business’s independent public accountants and internal reports), Contracts, commitments and records and, during such period, shall furnish promptly such information concerning the Business, properties and personnel of Sellers as Purchaser shall reasonably request; provided, however, such investigation shall not unreasonably disrupt the Business’s operations.  Prior to the Closing, Sellers shall generally keep Purchaser informed as to all material matters involving the conduct and operations of the Business.  Sellers shall authorize and direct the appropriate directors, managers and employees of Sellers to discuss matters involving the operations and business of the Business.  Notwithstanding the foregoing, Sellers shall not be required to disclose any information if such disclosure would contravene any applicable Law.

7.2              Conduct of the Business Pending the Closing.

(a)                Except as otherwise expressly provided by this Agreement or with the prior written consent of Purchaser, between the date hereof and the Closing, Sellers shall:

(i)                  conduct the Business only in the Ordinary Course of Business;

(ii)                use their respective reasonable best efforts to (A) preserve the present business operations, organization (including Employees) and goodwill of the Business (including, without limitation, all Purchased Intellectual Property) and (B) preserve the present relationships with Persons having business dealings with the Business (including customers and suppliers);

(iii)               maintain (A) all of the assets and properties of, or used by, Sellers in the Business in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of the assets and properties of the Business in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv)              (A) maintain the books, accounts and records of the Business in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations of Sellers in respect of the conduct and operation of the Business and the Purchased Assets; and

(v)              comply in all material respects with all applicable Laws.

(b)               Without limiting the generality of the foregoing, except as otherwise expressly provided by this Agreement or with the prior written consent of Purchaser, Sellers shall not:

(i)                  amend the certificate of incorporation or by-laws (as applicable) of any Seller;

(ii)                take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

(iii)               change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due);

(iv)              terminate, amend, restate, supplement or waive any rights under any Permit;

(v)                enter into any transaction or enter into, modify or renew any Contract which by reason of its size or otherwise is not in the Ordinary Course of Business or enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Business, or the ability of Purchaser, to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(vi)              modify the terms of any Indebtedness or other Liability of the Business;

(vii)             enter into or agree to enter into any merger or consolidation with any other Person; or

(viii)           agree to do anything (A) prohibited by this Section 7.2, (B) that would make any of the representations and warranties of Sellers in the last sentence of Section 5.7 untrue or incorrect in any respect (or would be required to be disclosed in respect of such representations and warranties on Schedule 5.7) or would make any of the other representations and warranties of Sellers in this Agreement or any of the Seller Documents untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied or (C) that would be reasonably expected to have a Material Adverse Effect.

7.3              Consents.  Each of the Sellers and the Owners shall use his, her or its respective reasonable efforts to obtain at the earliest practicable date all consents, waivers, approvals and notices are required to consummate, or in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals and notices referred to in Section 5.3(b) hereof.  All such consents, waivers, approvals and notices shall be in form and substance satisfactory to Purchaser.

7.4              Further Assurances.  Each of Sellers, the Owners and Purchaser shall use his, her or its (as the case may be) commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

7.5              Exclusivity.  Each of the Owners and Sellers shall not, and shall not permit any of their respective Affiliates, directors, officers, Employees, representatives or agents of (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the Purchased Assets or any capital stock of any of the Sellers other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of any of the Sellers in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.  Each of the Sellers and Owners agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which he, she or it (as the case may be) is a party or by which his, her or its (as the case may be) assets and properties are bound.

7.6              Non-Competition; Non-Solicitation; Confidentiality.

(a)                For a period from the date hereof until the fifth (5th) anniversary of the Closing Date, each of the Sellers and Owners shall not and shall cause their respective Affiliates not to, directly or indirectly, own, manage, operate, control, be employed by, engage in, or participate in the ownership, management, operation, control or engagement of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the business of providing safety services and related products or the rental of safety equipment to the oil and gas drilling industry within the States of New Mexico, Colorado, Wyoming and/or Texas or in any business that otherwise competes with the Business (a “Restricted Business”); provided, however, that the restrictions contained in this Section 7.6(a) shall neither restrict the acquisition by any of the Sellers or Owners, directly or indirectly, of less than three percent (3%) of the outstanding capital stock of any publicly traded company engaged in a Restricted Business nor restrict the Owners or any Employee from working for, or in association with, Purchaser or any of its Affiliates.  The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

(b)                For a period from the date hereof to the fifth (5th) anniversary of the Closing Date, each of the Sellers and Owners shall not, and shall cause their respective directors, officers, employees and Affiliates not to:  (i) cause, solicit, induce or encourage any Employee or other employee of the Business or Purchaser to leave such employment; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former customer of any Seller and any Person that becomes a client or customer of the Business after the Closing) or any other Person who has a material business relationship with the Business or the Purchaser, to terminate or modify any such actual or prospective relationship.

(c)               From and after the date hereof, each of the Sellers and Owners shall not, and shall cause their respective Affiliates and their respective officers, directors and employees not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Purchaser, any Confidential Information (as defined below).  Each of the Sellers and Owners and their respective officers, directors and Affiliates shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable Law, such Seller, Owner or officer, director or Affiliate (as the case may be, whomever such disclosure obligation is imposed upon) shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order.  For purposes of this Section 7.6(c), “Confidential Information” means any information with respect to the Business, including methods of operation, customers, customer lists, products, prices, fees, costs, Technology, inventions, Trade Secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.  Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible thereunder.

(d)                The covenants and undertakings contained in this Section 7.6 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.6 will cause irreparable injury to the Business and Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Accordingly, the remedy at law for any breach of this Section 7.6 will be inadequate.  Therefore, Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.6 without the necessity of proving actual damages or posting any bond whatsover.  The rights and remedies provided by this Section 7.6 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.  In the event that Purchaser were to seek damages for any breach of this Section 7.6, the portion of the Purchase Price which is allocated by the parties to the foregoing covenant shall not be considered a measure or limit on such damages.

(e)                The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.6 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

7.7              Preservation of Records.

(a)                Each of the Sellers, Owners and Purchaser agree to preserve and keep the records held by it or their respective Affiliates relating to the Business for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of any Seller, Owner or Purchaser or any of their respective Affiliates or in order to enable a Seller, Owner or Purchaser to comply with its respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby; provided, however, that (i) any such access shall be had or done in such a manner as to not unreasonably interfere with the normal conduct of the Business or the business of the Purchaser and its Affiliates or the Sellers, Owners and their respective Affiliates (as the case may be), (ii) neither Purchaser nor any Seller or Owner shall be required to provide access to any confidential record or records, the disclosure of which would violate any governmental statute or regulation, and (iii) neither Purchaser nor any Seller or Owner shall be required to provide access to any confidential record or records, the disclosure of which would cause it or any of its respective Affiliates to waive its attorney-client privilege or attorney work product privilege; provided, further, that the restrictions set forth in (i)-(iii) above shall not be used to limit access to records and documents related to the obligation and rights under Sections 3.3 and 3.4 except to the extent that appropriate confidentiality arrangements between the parties cannot be made without waiving legal privileges.  In the event a Seller or Owner wishes to destroy (or permit to be destroyed) such records after such seven-year period, such Seller or Owner shall first give ninety (90) days prior written notice to Purchaser and Purchaser shall have the right at its option and expense, upon prior written notice given to such Seller or Owner party within that ninety-day period, to take possession of the records within 180 days after the date of such notice.

(b)               In addition (and not in limitation) to subsection (a) above, each of the Sellers shall, if requested by Purchaser and at Purchaser’s expense, reasonably cooperate and assist in preparing such financial statements of the Business that Purchaser may reasonably require by furnishing the necessary information to Purchaser’s financial officers and accountant in order to permit Purchaser to prepare such financial statements in connection with the filing by Purchaser of a Current Report on Form 8-K (if necessary) with the SEC in accordance with the Exchange Act in connection with the transactions contemplated hereby, and to comply with any other financial disclosure requirements with respect to the Business applicable to Purchaser under the Exchange Act and the Securities Act.

7.8              Publicity.  None of the Sellers, Owners or Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser, Sellers or Owners, as applicable, disclosure is otherwise required by applicable Law (including securities Law) or by the applicable rules of any stock exchange on which Purchaser, a Seller or a Owner lists securities, providedthat, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.  Each of the Sellers, Owners and Purchaser agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law.

7.9          Use of Name.  The Sellers hereby agree that upon the Closing, Purchaser shall have the sole right (as between Sellers and any and all of their respective Affiliates (including, without limitation, the Owners), on the one hand, and Purchaser, on the other hand) to the use of the names “Indian Fire & Safety”, “Lone Wolf Rental” or similar names, and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems or signs containing or comprising the foregoing, or otherwise used in the Business, including any name or mark confusingly similar thereto (collectively, the “Seller Marks”) and Sellers shall not, and shall not permit any Affiliate to, use such name or any variation or simulation thereof.  As soon as legally practicable after, the Closing (but in any event within ten (10) days after the Closing Date), Sellers shall, and shall cause their respective Affiliates to, remove any Seller Mark from its legal name by appropriate legal proceedings in the jurisdiction of its organization and in each jurisdiction where such entity has registered to do business.

7.10          Notification of Certain Matters.  Each of the Sellers and the Owners, on the one hand, shall give notice to Purchaser and Purchaser, on the other hand, shall give notice to the Sellers and the Owners, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (c) the institution of or the threat of institution of any Legal Proceeding against Purchaser or any of the Sellers or Owners related to this Agreement or the transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 7.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

ARTICLE VIII

EMPLOYEES AND EMPLOYEE BENEFITS

8.1          Employment.  Purchaser shall offer employment (on an “at will basis”) to the Employees as of the Closing (such individuals who accept such offer are referred to herein as “Transferred Employees”).  A list of the Employees and their current hourly rates or salary is set forth on Schedule 8.1.  No later than three (3) Business Days prior to the Closing Date, Sellers shall deliver an update to Schedule 8.1 setting forth a list of the Employees and their current hourly rates or salary as of the Closing Date, and Purchaser will be entitled to rely definitively on the information presented in such update for purposes of fulfillment of its obligations hereunder.  Purchaser shall not assume any Liabilities or obligations of the Sellers with respect to the Employees.  Nothing contained in this Section 8.1 is intended to confer upon any of the Employees any right to continued employment after evaluation by Purchaser of its employment needs after the Closing Date and Purchaser shall have the right (on and after the Closing Date) to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).  Notwithstanding any other provision of this Agreement, the parties hereto do not intend to create any third-party beneficiary rights respecting any of the Employees or Former Employees as a result of the provisions herein and specifically hereby negate any such intention.

8.2          Employee Benefits.

(a)                Purchaser shall not be liable or obligated under any Employee Benefit Plan or for any other employee benefits that may have been established by the Sellers for the Employees prior to the Closing, and Sellers expressly acknowledge that they have sole liability for all employee benefit costs accrued as of the Closing whether or not any or all of such employees become Transferred Employees.  Without limiting the generality of the foregoing, Sellers acknowledge and agree that Purchaser does not assume the sponsorship of, the responsibility of contributions to, or any liabilities in connection with any Employee Benefit Plan maintained by Sellers for active employees, retirees, former employees, their beneficiaries or any other Person and any personnel policy, stock option plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding.

(b)               With respect to Transferred Employees, Sellers will remain responsible for medical expenses covered under the Employee Benefit Plans (i) actually incurred prior to the Closing Date or (ii) actually incurred with respect to any hospitalization that began prior to the Closing Date until such hospitalization ends, and Purchaser will be responsible for all other medical expenses incurred on or after the Closing Date to the extent covered under its plans without the application of any waiting period for coverage generally applicable to newly hired employees.  Sellers shall provide medical coverage to the Transferred Employees with respect to any pre-existing medical conditions to the extent required by applicable Law.  To the fullest extent permitted under their applicable policies of insurance, Sellers shall maintain health, hospitalization, life, travel and accident insurance coverage for the Transferred Employees in effect for so long as Purchaser shall request, provided that the cost of such insurance coverage from and after the Closing Date shall be borne by Purchaser.  Sellers shall cooperate with Purchaser to provide continuity of such insurance coverage to such Transferred Employees.

(c)               Sellers shall be exclusively responsible for complying with COBRA with respect to the Employees (including the Transferred Employees) and their qualified beneficiaries by reason of any such employees’ termination of employment with the Sellers, and Purchaser shall not have any obligation or liability to provide rights under COBRA on account of any such termination of employment.

(d)                Sellers shall pay Transferred Employees their accrued and unused vacation, for all accrued and unused vacation through the Closing Date.  Effective as of the Closing Date, Sellers shall cause the tax‑qualified 401(k) plans in which Transferred Employees were eligible to participate immediately prior to the Closing Date to fully vest such employees’ accrued benefit through the Closing Date thereunder.

(e)                 Purchaser will give credit for the Transferred Employee’s length of service with the Sellers in determining such employees’ paid time off (including vacation) under Purchaser’s plans and policies for such paid time off.  Purchaser will, in accordance with and subject to applicable Laws, permit Transferred Employees to participate under Purchaser’s Section 401(k) plan as soon as practicable after the Closing Date (and in any event within ninety (90) days of service with Purchaser.

8.3          Reporting of Data.  Each of Purchaser, Sellers and Owners (as the case may be) shall complete and furnish to each other such other employee data as shall be reasonably required from time to time for each party to perform and fulfill its obligations under this Article VIII.  In addition to, and not in limitation of, the obligations under the immediately preceding sentence, pursuant to the “Standard Procedure” provided in section 4 of Revenue Procedure 2004-53, 2004-34 IRB 320, (i) Purchaser, Sellers and Owners (as the case may be) shall report on a predecessor/successor basis as set forth therein, (ii) Sellers will not be relieved from filing a Form W‑2 with respect to any Transferred Employees, and (iii) Purchaser will undertake to file (or cause to be filed) a Form W‑2 for each such Transferred Employee only with respect to the portion of the year during which such Employees are employed by the Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by Sellers.

Article IX

CONDITIONS TO CLOSING

9.1              Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)                the representations and warranties of the Sellers and the Owners set forth in this Agreement qualified as to materiality (including as to any Material Adverse Effect) shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality (including as to any Material Adverse Effect) shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)               the Sellers and the Owners shall have performed and complied in all respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date, and Purchaser shall have received copies of such documents evidencing the performance thereof as Purchaser may reasonably request;

(c)                Purchaser shall have received a certificate signed by each Seller and Owner or, as applicable, an authorized officer thereof, each in form and substance reasonably satisfactory to Purchaser, dated the Closing Date, to the effect that each of the conditions specified above in Sections 9.1(a) and (b) have been satisfied in all respects;

(d)               no Legal Proceedings shall have been instituted or threatened or claim or demand made against any of the Sellers, Owners or Purchaser seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e)                Sellers and Owners (as the case may be) shall have obtained all consents, approvals, waivers, orders or authorizations of, or registrations, declarations, notifications or filings with, any Person or Governmental Body required (including those referred to in Section 5.3(b)) to be obtained or made in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated herein, in a form satisfactory to Purchaser and shall have delivered a copy thereof to Purchaser;

(f)                 Purchaser shall have obtained the issuance, reissuance or transfer of all Permits (including Environmental Permits) required for Purchaser to conduct the operations of Business on and immediately following the Closing Date;

(g)                Sellers shall have delivered, or caused to be delivered, to Purchaser a duly executed bill of sale in the form of Exhibit B hereto;

(h)                Sellers shall have delivered, or caused to be delivered, to Purchaser a duly executed assignment and assumption agreement in the form of Exhibit C hereto and duly executed assignments of the registrations and applications included in the Purchased Intellectual Property, in a form reasonably acceptable to Purchaser and suitable for recording in the U.S. Patent and Trademark Office, U.S. Copyright Office or equivalent agency, as applicable, and general assignments of all other Purchased Intellectual Property;

(i)                 Sellers shall have delivered, or caused to be delivered, to Purchaser, a duly executed power of attorney in the form of Exhibit D hereto;

(j)               Each of the respective lessors under the Closing Real Property Leases shall have delivered, or caused to be delivered, to Purchaser respective duly executed leases in the respective forms of Exhibits E-1 and E-2 hereto;

(k)                  Sellers shall have delivered, or caused to be delivered, to Purchaser each of (i) certified copies, as applicable, of (A) the resolutions duly adopted by each Sellers’s (as applicable) board of directors (or commensurate governing body) authorizing the execution, delivery and performance of this Agreement and each of the other Seller Documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and (B) the certificate of incorporation and the by-laws of IFS and comparable organizational documents of LWR as in effect as of Closing, and (ii) good standing certificates of each of IFS and LWR from their respective jurisdictions of organization and each jurisdiction in which they are qualified to do business, in each case dated no more than ten (10) Business Days prior to the Closing Date;

(l)              each of the employment agreements of James Spurgeon, Carolyn Taylor, Chris Spurgeon and Scott Dudenhoeffer with Purchaser, dated as of the date hereof to be effective upon the Closing Date, shall be in full force and effect and all of such persons shall be willing and able to perform in accordance with such employment agreements; and

(m)                Sellers shall have delivered all instruments and documents necessary to release any and all Liens on the Purchased Assets, including appropriate UCC financing statement amendments (termination statements).

9.2              Conditions Precedent to Obligations of Sellers.  The obligations of Sellers and Owners to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers and Owners in whole or in part to the extent permitted by applicable Law):

(a)                the representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)               Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c)                Sellers shall have received a certificate signed by an authorized officer of Purchaser, in form and substance reasonably satisfactory to Sellers, dated the Closing Date, to the effect that each of the conditions specified above in Sections 9.2(a) and (b) have been satisfied in all respects;

(d)               there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e)                Purchaser shall have obtained or, as applicable, made any consent, approval, order or authorization of, or registration, declaration, notification or filing with, any Person or Governmental Body required (including those referred to in Section 6.3(b)) to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

(f)                 Purchasers shall have delivered, or caused to be delivered, to Executive (i) evidence of the wire transfer referred to in Section 3.2 hereof and (ii) the duly executed Purchase Note;

(g)                Purchaser shall have delivered, or caused to be delivered, to Sellers a duly executed assignment and assumption agreement in the form attached hereto as Exhibit C hereto;

(h)                Purchaser shall have delivered, or caused to be delivered, to the respective lessors under the Closing Real Property Leases duly executed leases in the respective forms of Exhibits E-1 and E-2 hereto; and

(i)                  Purchaser shall have delivered, or caused to be delivered, to Sellers each of (i) a certification of a duly authorized officer of Purchaser concerning the Purchaser’s board of directors adoption and authorization of the execution, delivery and performance of this Agreement and each of the other Purchaser Documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, (ii) a certified copy of the articles of incorporation and the by-laws of Purchaser, and (iii) a good standing certificate for Purchaser from its jurisdiction of organization dated no more than ten (10) Business Days prior to the Closing Date.

Article X

INDEMNIFICATION

10.1              Survival of Representations and Warranties.  The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Seller Document or Purchaser Document shall survive the Closing through and including the first (1st) anniversary of the Closing Date; provided, however, that the representations and warranties (a) of the Sellers and Owners (as the case may be) set forth in Sections 5.1 (organization and good standing), 5.2 (authorization of agreement), and 5.6 (title to purchased assets; sufficiency) shall survive the Closing indefinitely, (b) of the Sellers set forth in Sections 5.8 (taxes), and 5.17 (environmental matters) shall survive the Closing until the expiration of the applicable statute of limitations, and (c) of Purchaser set forth in Sections 6.1 (organization and good standing) and 6.2 (authorization of agreement) shall survive the Closing indefinitely (in each case, the “Survival Period”); provided, however, that any obligations under Sections 10.2(a)(i) and 10.2(b)(i) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice to the indemnifying party in accordance with Section 10.3(a) before the termination of the applicable Survival Period.

10.2              Indemnification.

(a)                Subject to Sections 10.1 and 10.4 hereof, the Sellers and Owners hereby agree, jointly and severally, to indemnify and hold Purchaser and its Affiliates and their respective directors, officers, employees, shareholders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), or any diminution in value, whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”):

(i)                  based upon, attributable to or resulting from the failure of any of the representations or warranties made by Sellers or Owners in this Agreement or in any Seller Document to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date;

(ii)                based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Sellers or Owners under this Agreement or in any Seller Document;

(iii)               attributable to any Transferred Employee resulting from or based upon (A) any employment-related liability (statutory or otherwise) with respect to employment or termination of employment on or prior to the Closing Date, (B) any liability relating to, arising under or in connection with any Employee Benefit Plan, including any liability under COBRA, whether arising prior to, on or after the Closing Date and (C) any liability under WARN;

(iv)              arising out of, based upon or relating to any Excluded Asset or any Excluded Liability; and

(v)                arising from or related to any fees, commissions or like payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement.

(b)               Subject to Section 10.1 and 10.4, Purchaser hereby agrees to indemnify and hold Sellers and their respective Affiliates (including, without limitation, the Owners) and their respective shareholders, directors, officers, employees, members, partners, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses:

(i)                  based upon, attributable to or resulting from the failure of any of the representations or warranties made by Purchaser in this Agreement or in any Purchaser Document to be true and correct in all respects at the date hereof and as of the Closing Date;

(ii)                based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document;

(iii)               arising out of, based upon or relating to any Assumed Liability;

(iv)              arising from or related to any fees, commissions or like payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement; and

(v)                arising out of, based upon or relating to the operation of the Business and the Purchased Assets from and after the Closing Date.

(c)                For purposes of calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

10.3              Indemnification Procedures.

(a)                A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article X.  For so long as any principal, interest or other amount remains payable and outstanding from Purchaser to Executive under the Purchase Note, Purchaser may, upon the occurrence of an indemnification obligation owing to Purchaser by any of the Sellers or Owners under this Section 10.3(a), have the right to set-off and apply any payment that otherwise would be in respect of such principal, interest or other amount to the payment of such indemnification obligation (and any such set-off or applied amount shall be deemed to have been paid under the Purchase Note and no longer payable thereunder)

(b)               In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third Person in respect of which indemnification may be sought under Section 10.2 hereof (regardless of the limitations set forth in Section 10.4) (“Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.  The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure. Subject to the provisions of this Section 10.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, it shall within five (5) days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided that the indemnifying party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim.  If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third Party Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Third Party Claim.  Each party hereto agrees to provide reasonable access to each other party to such documents and information as may reasonably be requested in connection with the defense, negotiation or settlement of any such Third Party Claim.  Notwithstanding anything in this Section 10.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant (or claimants) and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim.  If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

(c)               After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to an Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party by wire transfer of immediately available funds within five (5) Business Days after the date of such notice; provided, however, that for so long as any principal, interest or other amount remains payable and outstanding from Purchaser to Executive under the Purchase Note, Purchaser may, upon the occurrence of an indemnification obligation owing to Purchaser by Sellers or Owners under this Agreement, have the right to set-off and apply any payment that otherwise would be in respect of such principal, interest or other amount to the payment of such indemnification obligation (and any such set-off or applied amount shall be deemed to have been paid under the Purchase Note and no longer payable thereunder).

10.4              Limitations on Indemnification for Breaches of Representations and Warranties.

(a)                An indemnifying party shall not have any liability under Section 10.2(a) or 10.2(b) hereof unless the aggregate amount of Losses incurred by the indemnified parties and indemnifiable thereunder exceeds $200,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay only the amount of all such Losses in excess of the Basket amount; providedthat the Basket limitation shall not apply to Losses related to the failure to be true and correct of any of the representations and warranties set forth in Sections 5.1 (organization and good standing), 5.2 (authorization of agreement), 5.6 (title to purchased assets; sufficiency), 5.8 (taxes), 6.1 (organization and good standing) and 6.2 (authorization of agreement) of this Agreement.

(b)               Sellers and Owners shall not be required to indemnify any Person under subsections (i), (ii) and (v) of Section 10.2(a) for an aggregate amount of Losses exceeding an amount equal to one-half (1/2) of the Purchase Price (the “Cap”); provided, that (i) there shall be no Cap with respect to Losses for which indemnification is provided under Section 10.2(a)(i) relating to the failure to be true and correct of any of the representations or warranties contained in Sections 5.1 (organization and good standing), 5.2 (authorization of agreement), 5.6 (title to purchased assets; sufficiency) and 5.8 (taxes) of this Agreement and (ii) the limitation on indemnification provided by the Cap shall not apply in respect of subsection (ii) of Section 10.2(a) for any breach(es) described thereunder that arise or occur after the Closing.

10.5              Tax Treatment of Indemnity Payments.  The Sellers, Owners and Purchaser agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for all income tax purposes.  If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under Article X (including this Section 10.5) is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

Article XI

TAXES

11.1          Transfer Taxes.  Purchaser shall (i) be responsible for any and all sales, use, stamp, documentary, filing, recording, transfer, gross receipts, registration, duty or similar fees or taxes or governmental charges as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and (ii) timely file or cause to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes.

11.2          Prorations.  Sellers shall bear all ad valorem Tax liability with respect to the Purchased Assets if the Lien or assessment date arises prior to the Closing Date irrespective of the reporting and payment dates of such Taxes.  All other property Taxes or ad valorem obligations and similar recurring Taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Purchaser, on the one hand, and Sellers, on the other hand, as of the Closing Date.  Sellers shall be responsible for all such Taxes and fees on the Purchased Assets accruing during any period up to and including the Closing Date.  Purchaser shall be responsible for all such Taxes and fees on the Purchased Assets accruing during any period after the Closing Date.  With respect to Taxes described in this Section 11.2, Sellers shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes.  If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 11.2 and such payment includes the other Person’s share of such Taxes, such other Person shall promptly reimburse the remitting Person for its share of such Taxes.

11.3          Cooperation on Tax Matters.  Purchaser, the Owners and Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

11.4          Tax Clearance Certificates.  At Purchaser’s request, Sellers shall notify all of the Taxing Authorities for the jurisdictions set forth on Schedule 5.8(c) of the transactions contemplated by this Agreement in the form and manner required by such Taxing Authorities, if the failure to make such notifications or receive any available tax clearance certificate (“Tax Clearance Certificate”) could subject Purchaser to any Taxes of Sellers.  If, in respect to any application for Tax Clearance Certificates made pursuant to this Section 11.4, any Governmental Body asserts that Sellers are liable for any Tax, Sellers shall promptly pay and all such amounts and shall provide evidence to Purchaser that such Liabilities have been paid in full or otherwise satisfied.

Article XII

MISCELLANEOUS

12.1          Expenses.  Except as otherwise provided in this Agreement, each of the Sellers, Owners and Purchaser shall bear his, her or its (as the case may be) own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

12.2          Specific Performance.  The Sellers and Owners acknowledge and agree that the breach of this Agreement would cause irreparable damage to Purchaser and that Purchaser will not have an adequate remedy at law.  Therefore, the obligations of the Sellers and Owners under this Agreement, including Sellers’ obligations to sell the Purchased Assets to Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

12.3          Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

12.4          Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to choice of law principles.  The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Texas over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute, suit, action or proceeding brought in such court or any defense of inconvenient forum for the maintenance of such dispute, suit, action or proceeding.  Each of the parties hereto agrees that a judgment in any such dispute, suit, action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the parties hereto hereby consents to process being served by any party to this Agreement in any dispute, suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 12.5.

12.5          Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case directed to the applicable party at the following respective addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to any Seller or Owner, to:     P.O. Box 1670
(or 192 FM 2828, for overnight courier delivery)
Medina, TX78055
Attn:  Mr. James Spurgeon

With a copy to:                         Maddox, Holloman & Kirksey, P.C.
P.O. Box 2508
Hobbs, NM88241-2508
Attn:  Scotty Holloman
Facsimile:  (505) 397-2646

If to Purchaser, to:                    7272 Pinemont
Houston, TX77040
Attn:  David R. Little, CEO
Facsimile:  (713) 996-6570

With a copy to:                         Looper, Reed & McGraw, P.C.
1300 Post Oak Blvd., Suite 2000
Houston,TX77056

Attn:  Jeffrey D. Hopkins
Facsimile:  (713) 986-7100

12.6          Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.7          Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any of the Sellers, Owners or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Purchaser’s rights to purchase the Purchased Assets and assume the Assumed Liabilities and Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Purchaser, any Person from which it has borrowed money or any Person to which Purchaser or any of its Affiliates proposes to merge or consolidate or sell all or substantially all of the assets relating to the Business; providedfurther that no such assignment shall relieve Purchaser of its obligations under this Agreement.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

12.8      Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

PURCHASER:                                                 DXP ENTERPRISES, INC.

By:

Name:  Mac McConnell

Title:    Chief Financial Officer and Secretary

SELLERS AND OWNERS:                            INDIAN FIRE AND SAFETY, INC.

By:

Name:  James Spurgeon

Title:    President

                                                                        LONE WOLF RENTAL, LLC

By:

Name:  Danae Spurgeon

Title:   Manager

                                                                        JAMES SPURGEON

                                                                        DANAE SPURGEON

                                                                        CHRIS SPURGEON

THE BONNIE LEE SPURGEON IRREVOCABLE TRUST

By:

Name:  Danae Spurgeon

Title:    Trustee